Exhibit 99.1

Sky Harbour Announces Q2 Results and Updates on Leasing, Construction, Funding and Other Activities

Reaffirms Guidance for Year End 2026

WEST HARRISON, N.Y.--(BUSINESS WIRE)--Sky Harbour Group Corporation (NYSE: SKYH, SKYH WS) (“SHG” or the “Company”), an aviation infrastructure company building the first nationwide network of Home Base Operator (“HBO”) campuses for business aircraft, announced the release of its unaudited financial results for the three and six months ended June 30, 2026 on Form 10-Q. The Company also announced the filing of its unaudited financial results for the three and six months ended June 30, 2026 for Sky Harbour Capital LLC (“Obligated Group”) with MSRB/EMMA. Please see the following links to access the filings:

SEC 10-Q:

https://www.sec.gov/Archives/edgar/data/1823587/000143774926027302/ysac20260630_10q.htm

MSRB/EMMA:

https://emma.msrb.org/P22077957-P21578942-P22039856.pdf

Financial Highlights on a Consolidated Basis for SHG include:

●	Constructed assets and construction in progress reached over $393 million at quarter-end, a year-to-date increase of $65 million.
●	Q2 2026 consolidated revenues increased approximately 50% as compared to Q2 2025 and 13% as compared to Q1 2026.
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Q2 2026 net cash provided by operating activities was approximately $0.5 million, compared to net cash used of approximately $3.9 million in Q1 2026. This is the first quarter of recurrent positive operating cash flow in the Company’s history.

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Quarter-end liquidity and capital resources are strong, with consolidated cash and US Treasuries totaling $206.9 million and access to an additional $130.2 million of capacity under the committed JP Morgan drawdown construction bank facility (“JPM Facility”).

●	These figures exclude $40 million in proceeds from a registered direct common stock issuance that settled earlier today.
●	Refer to our 10-Q for presentation of GAAP net income and adjusted EBITDA (Non-GAAP) results.

Financial Highlights at Sky Harbour Capital LLC (“Obligated Group”) include:

●	Q2 2026 Obligated Group revenues increased 79% as compared to Q2 2025 and 22% as compared to Q1 2026.

●	Q2 2026 net cash provided by operating activities was approximately $2.9 million in Q2 2026, compared to $2.2 million in Q2 2025.

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Cash and US Treasuries at the Obligated Group totaled $26.2 million as of June 30th, 2026. Separately, proceeds of the Series 2026 Bonds are available for the construction completion of Phase 2 at Dallas Addison Airport (“ADS”).

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Debt service coverage tests, calculated as per the Series 2021 bond indenture for the period ending June 30th, 2026, and the next-twelve-months budget, are compliant with all applicable covenant ratios.

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During the quarter, the Company contributed $20.0 million as equity to the Obligated Group to reimburse past cash advances from the Company to partially fund certain expenditures associated with the construction of Phase 2 at Miami–Opa Locka Executive Airport (“OPF”) . OPF Phase 2 opened for operations in May. In addition, the Company contributed $7.3 million to the Obligated Group from the Series 2026 Bonds for construction expenditures at Phase 2 at ADS. ADS Phase 2 is expected to be completed by year end. The latter will constitute the final project of the first vintage of campuses financed by the Series 2021 Bonds under the Obligated Group.

Update on Leasing Activities

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Stabilized campuses: The Company continues to enjoy higher-than-forecast revenue per square foot at its stabilized campuses, with economic occupancy reaching as high as 132% at one campus. Revenue per square foot continues to grow as original hangar leases turn over, with an average revenue escalation of 19% upon re-lease for the trailing 12 months as of 8/1/2026 (excluding typical annual escalations of CPI with a floor of 4%).

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OPF combined occupancy is now 80%, with high leasing velocity, and all leases in 2026 signed at Tier-1 rates. As of today, ADS Phase 1, Phoenix Deer Valley Airport (“DVT”) Phase 1 and Denver’s Centennial Airport (“APA”) have achieved 98%, 76% and 44% occupancy respectively.

●	San Jose Mineta Internation Airport (“SJC”) Phase 1 has reached 132% economic occupancy. SJC Phase 2, not yet constructed, has been 100% pre-leased.

Update on Construction and Development Activities

●	Obligated Group Construction

o	ADS Phase 2 is on schedule and expected to open by year-end. Please see the following link for the latest Obligated Group monthly construction report:

●	Portfolio 2 Construction

o	Bradley International Airport (“BDL”) in Hartford, CT is on schedule and expected to be completed by December 2026.

o	Salt Lake City International Airport (“SLC”) is on schedule and expected to be completed in Q1 2027.

o	Hudson Valley Regional Airport (“POU”), in Poughkeepsie, NY is on schedule and expected to be completed by Q3 2027.

o	Orlando Executive Airport (“ORL”) is on schedule and expected to be completed by Q3 2027.

o

BDL and SLC are part of our second vintage portfolio of airport projects (“Portfolio 2”), financed through the JPM Facility and the Series 2026 Bonds. Their construction progress can be monitored through a monthly construction report filed with MSRB/EMMA:

●	Portfolio 2 Development

o	Washington Dulles International Airport (“IAD”), Trenton-Mercer Airport (“TTN”) in New Jersey, and Chicago Executive Airport (“PWK”) are all scheduled to begin construction by Q4 2026.

Update on Airport Operations

●	As of Q2 2026, the Company is operating 1.04 million square feet of hangar and associated office and support space, with approximately 2 million square feet of aviation ramp and vehicle parking.
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The campus-level OPEX-Efficiency Program is in implementation at pilot campuses across the country, with initial cost-savings already realized. The program will be implemented across all campuses in the coming quarters.

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The Company launched its proprietary selection, training, and professional development program for line crew and Harbour Masters (campus leaders), including proprietary training equipment, an HBO Syllabus, and standard operating procedures. The HBO service model has become a major differentiator for Sky Harbour and the Company will continue to invest in enhancing its resident services.

Update on Capital Formation

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Earlier today, the Company closed a $40 million common stock issuance at $10.00 per share through a registered direct placement with two new long-term investors; funds managed by Oasis Management Company and a prominent member of the California Bay Area tech community. The proceeds of this primary placement are expected to be paired with an expanded tax-exempt bank facility to fund additional hangar projects totaling approximately 400,000 rentable square feet.

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As of June 30th, 2026, the Company has drawn nearly $70 million from the JPM Facility for capital expenditures and reimbursement of prior advances related to projects at BDL, SLC and OPF Phase 2. As of today, there is an additional $130 million of committed undrawn capacity under the JPM Facility.

Reaffirmation of 2026 End of Year Guidance

●	We expect to achieve consolidated revenues of $42-46 million on an annualized run-rate basis by year end, up from an annualized run rate of $39.4 million in Q2 2026.
●	We expect to achieve consolidated Adjusted EBITDA of $4-6 million on an annualized run rate basis by year end.

CEO Tal Keinan commented: “The Sky Harbour HBO model is an increasingly established triple-win, aligning the interests of Airports, the Business Aviation Community, and Sky Harbour shareholders. This drives the Site Acquisition pipeline, which is at its most robust to date. The Sky Harbour Development team is meeting its construction-pace and quality targets, while continuing to lower development costs. Per-square-foot revenue is exceeding forecasts. And the Sky Harbour Operations team continues delivering the safest, fastest and most secure service offering in Business Aviation.

CFO Francisco Gonzalez commented: “We welcome two long-term strategic investors to the Sky Harbour shareholder family. The $40 million (raised with minimal transaction costs given existing shelf and without banker fees) will be paired with additional tax-exempt debt to fund approximately 400,000 new square feet of hangar, an accretive exercise for our shareholders. At $10 a share, it represents a relatively small discount to our last 30-day VWAP of $10.49, a very efficient execution.”

CEO Tal Keinan commented on the equity issuance: “Sky Harbour shareholders have been active partners, helping us to secure the top airport sites in the country and, increasingly, supporting our ambition to serve the top business aircraft operators in the country. We are honored to be joined today by two visionary leaders who will propel that part of our business forward.”

About Sky Harbour

Sky Harbour Group Corporation is an aviation infrastructure company developing the first nationwide network of Home-Basing campuses for business aircraft. The company develops, leases, and manages general aviation hangar campuses across the United States. Sky Harbour’s Home-Basing offering aims to provide private and corporate residents with the best physical infrastructure in business aviation, coupled with dedicated service, tailored specifically to based aircraft, offering the shortest time to wheels-up in business aviation. To learn more, visit www.skyharbour.group.

Forward Looking Statements

Certain statements made in this release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995, including statements about the financial condition, results of operations, earnings outlook and prospects of SHG, including statements regarding our expectations for future results, our expectations for future ground leases, our plans for future capital raising activity, the transactions contemplated by the letter of intent, our expectations on future construction and development activities and lease renewals, and our plans for future financings. When used in this press release, the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on the current expectations of the management of Sky Harbour Group Corporation (the “Company”) as applicable and are inherently subject to uncertainties and changes in circumstances. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. For more information about risks facing the Company, see the Company’s annual report on Form 10-K for the year ended December 31, 2025 and other filings the Company makes with the SEC from time to time. The Company’s statements herein speak only as of the date hereof, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Key Performance Indicators

We use a number of metrics, including annualized revenue run rate per leased rentable square foot, to help us evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. Our key performance indicators may be calculated in a manner different than similar key performance indicators used by other issuers. These metrics are estimated operating metrics and not projections, nor actual financial results, and are not indicative of current or future performance.

Contacts

Sky Harbour Investor Relations: investors@skyharbour.group Attn: Francisco X. Gonzalez